April 15, 2005

     Securities and Exchange Commission
     450 Fifth Street, NW
     Washington, DC 20549

     Gentlemen:

     I have acted as counsel to BorgWarner Inc. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") relating to 30,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be issued under the BorgWarner Diversified Transmission Products Inc., Muncie Plant
     Retirement Savings Plan (the "Plan"). In the course thereof, I or attorneys acting under my supervision and control have reviewed such documents and have made such investigation of law as I have deemed appropriate as a basis for the opinions expressed below.

     Based on the foregoing and subject to the qualifications set forth

     1. All necessary corporate action with respect to the authorization of the shares of Common Stock under the Plans has been taken by the Company.

     2. Such shares of Common Stock, when issued under the Plan, will be legally issued, fully paid and non-assessable.

     3. Under the laws of the State of Delaware and the laws of the State of Illinois, the jurisdiction where the Company's principal executive offices are located, no holder of shares of Common Stock issued under the Plan is or will be subject to personal liability by reason of being such a holder.
     I express no opinion as to, or the effect of applicability of, any laws other than the laws of the State of Illinois, the General Corporation
Law of
     Delaware and the federal laws of the United States. This opinion is limited to the specific issues addressed and is limited in all respects to laws and facts existing on the date hereof.

     I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

     Yours sincerely,

     /s/ Laurene H. Horiszny
     ___________________________
     Laurene H. Horiszny